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Pacific Select Fund

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PACIFIC SELECT FUND

TECHNOLOGY PORTFOLIO

INFORMATION STATEMENT DATED JUNE 3, 2014

This document (“Information Statement”) provides information concerning a new portfolio manager and a new portfolio management agreement for the Technology Portfolio and is being sent on or about June 3, 2014 to the shareholders of record as of May 27, 2014.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Technology Portfolio (the “Portfolio”), effective May 1, 2014. Information regarding the new portfolio manager is included in the Trust’s prospectus for Class I and Class P shares dated May 1, 2014. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on December 11, 2013, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective May 1, 2014, a new Portfolio Management Agreement with Ivy Investment Management Company (“Ivy”) with respect to the Technology Portfolio (the “Ivy Portfolio Management Agreement”) and appointed Ivy as the new Portfolio Manager for this Portfolio. In connection with this matter, also at the December 11, 2013 meeting, the Board terminated the portfolio management agreement for the Portfolio with the prior portfolio manager upon the effectiveness of the Ivy Portfolio Management Agreement. Ivy’s appointment as the new Portfolio Manager and the Board’s approval of the Ivy Portfolio Management Agreement were made in accordance with the exemptive order issued by the SEC with regard to the Trust and did not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the fund’s holdings were sold and new investments purchased in accordance with recommendations by the new Portfolio Manager. PLFA, on behalf of the Trust, has retained a transitioning agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.    Board Consideration of the New Portfolio Management Agreement

In evaluating the Ivy Portfolio Management Agreement, the Board, including the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in reaching a recommendation for a new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of Ivy, including another firm considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend Ivy as Portfolio Manager for the Technology Portfolio. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers, and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate.

In evaluating the Ivy Portfolio Management Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Ivy as Portfolio Manager to the Technology Portfolio, particularly in light of the nature, extent, and quality of the services expected to be provided by Ivy. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed Ivy Portfolio Management Agreement; copies of Ivy’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the Ivy Portfolio Management Agreement, Ivy would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Technology Portfolio over both the short- and long-term, the organizational depth and resources of Ivy, including the background and experience of Ivy’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved Ivy’s written compliance policies and procedures and that the Trust’s CCO previously provided an assessment of Ivy’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. In making these assessments, the Trustees took note of the due diligence PLFA conducted with respect to Ivy, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Ivy.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Technology Portfolio by Ivy under the Ivy Portfolio Management Agreement.

B.    Performance

The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a technology strategy and PLFA’s identification of Ivy to serve as Portfolio Manager with regard to the Technology Portfolio’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related Ivy Portfolio Management Agreement, including the factors described below.

The Trustees considered information about the historical performance of a portfolio managed by the same Ivy portfolio management team that would manage the Technology Portfolio using similar investment strategies (the “Ivy Comparable Performance”). The Trustees considered the Ivy Comparable Performance against a pertinent benchmark and against the applicable peer group for the year-to-date, one-, three-, five- and ten-year periods as of October 31, 2013. The Trustees also considered the Ivy Comparable Performance against a pertinent benchmark and an applicable peer group for the previous ten calendar years, and a measure of the strategy’s consistency of outperforming the pertinent benchmark relative to peers for the three-, five- and ten-year periods as of September 30, 2013.

The Trustees also considered information about the historical performance of additional portfolios managed by Ivy and an affiliate of Ivy using similar investment strategies as those proposed for the Technology Portfolio against a pertinent benchmark for the one-, three-, five-, ten-year and since inception periods as of June 30, 2013, as applicable. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Portfolio. The Trustees also considered the need for Ivy to adhere to the Technology Portfolio’s general investment mandate in order to function appropriately in the Portfolio Optimization Portfolios.

The Board determined that Ivy’s performance record with respect to similarly managed accounts was acceptable.

C.    Advisory and Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Portfolio Manager with regard to other portfolios with substantially similar investment strategies as the Technology Portfolio. The Trustees also considered that the proposed sub-advisory fees payable to Ivy under the Ivy Portfolio Management Agreement contain breakpoints and are the same as the sub-advisory fees paid to the current portfolio manager. The Trustees also considered that PLFA seeks to price the sub-advisory fees to scale. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Portfolio.

In comparing the proposed fees to be paid by the Technology Portfolio to fees charged by Ivy for other similarly managed portfolios, the Trustees noted that there were differences in the level of services proposed to be provided to the Portfolio by Ivy, and that Ivy represented that the proposed sub-advisory fee schedule for the Portfolio is commensurate with the management responsibilities for an investment mandate of the Portfolio’s size. These differences explained differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Ivy, and that the Technology Portfolio’s sub-advisory fees are paid by PLFA and are not paid directly by the Technology Portfolio. Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this portfolio manager change.

The Board concluded that the compensation payable under the Ivy Portfolio Management Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered firm-wide profitability information provided by Ivy and noted that it was difficult to accurately determine or evaluate the projected profitability of the Ivy Portfolio Management Agreement to Ivy because it managed substantial assets and had multiple business lines and, further, that any such assessment would involve assumptions regarding its allocation policies, capital structure, cost of capital, business mix and other factors. The Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and Ivy with respect to the negotiation of Portfolio sub-advisory fees, the fact that such fees are paid by PLFA and the fact that the projected profitability of the Ivy Portfolio Management Agreement to Ivy is an estimate because it had not yet begun to manage the Technology Portfolio.

The Board concluded that the Technology Portfolio’s fee structure reflected in the Ivy Portfolio Management Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received from PLFA and Ivy information concerning other benefits that may be received by Ivy and its affiliates as a result of their relationship with the Technology Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft-dollars by the Portfolio Manager. In this regard, the Trustees noted that Ivy represented that it does not anticipate utilizing affiliated broker-dealers and that it does not anticipate using soft dollar credits generated by Portfolio commissions to pay for research services. The Trustees considered potential benefits to be derived by Ivy from its relationship with the Technology Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Ivy Portfolio Management Agreement is in the best interests of the Technology Portfolio and its shareholders; and (ii) the compensation payable under the Ivy Portfolio Management Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Portfolio Management Agreement

The Ivy Portfolio Management Agreement is substantially similar to the portfolio management agreement with the prior portfolio manager. Ivy, subject to the supervision of the Adviser, provides a continuous investment program for the Portfolio and determines the composition of the assets of the Portfolio, including the evaluation, investment, purchases and/or sales and reinvestment of the Portfolio’s assets in accordance with its investment goal, strategies, policies and restrictions. Ivy bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Portfolio Manager’s services provided under the Ivy Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the Ivy Portfolio Management Agreement, Ivy is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Ivy Portfolio Management Agreement, except generally: (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of, its obligations and/or its duties under the Ivy Portfolio Management Agreement; (ii) by its breach of any provision of the Ivy Portfolio Management Agreement, including its breach of any representation, warranty or undertaking; or (iii) by any untrue (or alleged untrue) statement of a material fact or omission (or alleged omission) of a material fact required to be stated within a registration statement (or amendment or supplement thereto) necessary to make the statements therein not misleading, if such statement or omission were made in reliance on information provided in writing by the portfolio manager (or its affiliates) to the Adviser, the Trust, or any affiliated person of the Trust; or (iv) by breach of the portfolio manager’s fiduciary duties to the Trust or violation of applicable law. The Ivy Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The Ivy Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Technology Portfolio to the Adviser in connection with the portfolio manager change. Additionally, there was no change to the sub-advisory fee rate paid by the Adviser to the Portfolio Manager in connection with the portfolio manager change. The current sub-advisory fee rate for the Portfolio is referenced below:

Current Fee Schedule
0.500% on the first $100 million
0.475% on the next $150 million
0.450% on the next $250 million
0.425% on the excess

The sub-advisory fees were paid by the Adviser to the prior portfolio manager through April 30, 2014, pursuant to a portfolio management agreement dated May 1, 2010. For the period January 1, 2013 through December 31, 2013, the Portfolio’s sub-advisory fees paid or owed by the Adviser to the prior portfolio manager totaled $376,394.12. For the Portfolio’s fiscal year ended December 31, 2013, the Portfolio did not pay any brokerage commissions to an affiliated broker of Ivy.

IV.    Information Regarding Ivy

Ivy is a wholly-owned subsidiary of Waddell & Reed Financial, Inc., a publicly traded company. Ivy is a registered investment adviser with the SEC. Ivy acts as an investment adviser for the Ivy family of funds, as well as an adviser for institutional and other private investors and provides sub-advisory services to other U.S. mutual funds and non-U.S. pooled investment vehicles. As of March 31, 2014, Ivy’s including its affiliates, total assets under management were $131.4 billion. Waddell & Reed Financial, Inc. and Ivy’s address is 6300 Lamar Ave., Overland Park, KS 66202.

Ivy or its affiliate, Waddell & Reed Investment Management Company, acts as investment adviser to the following registered investment companies (as of March 31, 2014) which have a similar investment objective to the Portfolio.

Portfolio Name	Net Assets	Compensation Rate	Waived/ Reduced
Ivy Science & Technology Fund	$5.4 billion	0.850% on the first $1 billion; 0.830% on the next $1 billion; 0.800% on the next $1 billion; and 0.760% in excess of $3 billion	No

Waddell & Reed Advisors Science & Technology Fund[1]	$3.8 billion	0.850% on the first $1 billion; 0.830% on the next $1 billion; 0.800% on the next $1 billion; and 0.760% in excess of $3 billion	Yes[2]

Ivy Funds VIP Science & Technology Fund[1]	$585 million	0.850% on the first $1 billion; 0.830% on the next $1 billion; 0.800% on the next $1 billion; and 0.760% in excess of $3 billion	Yes[2]

[1]	Waddell & Reed Investment Management Company is the registered investment adviser for this fund.
[2]	Effective October 1, 2006 through September 30, 2016, the investment management fee is reduced pursuant to a management fee waiver.

As of March 31, 2014, Ivy’s principal executive officers and occupations are:

Principal Executive Officers[1]	Principal Occupation
Henry John Herrmann	Chief Executive Officer, Director, Chairman of the Board and President
Wendy Jacqueline Hills	Senior Vice President, General Counsel and Secretary
Kristen Anne Richards	Senior Vice President, Chief Compliance Officer and Associate General Counsel
John Earl Sundeen, Jr.	Executive Vice President, Chief Administrative Officer and Director
Brent Bloss	Senior Vice President, Chief Financial Officer, Treasurer and Director
Kurt Augustus Sundeen	Senior Vice President and Chief Operations Officer
Michael Lynn Avery	President, Executive Vice President and Director
Thomas William Butch	Chief Marketing Officer, Senior Vice President and Director
Philip James Sanders	Senior Vice President, Chief Investment Officer, and Director
Zack Shafran	Senior Vice President, Global Director – Investment Management Division and Portfolio Manager

[1]	The business address for each above individual with respect to the individual’s position at Ivy is c/o Ivy – 6300 Lamar Ave., Overland Park, KS 66202.

No officer or Trustee of the Trust is an officer, director or shareholder of Ivy (including its affiliates).

Additional Information

Additional information about Ivy is available in Pacific Select Fund’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended December 31, 2013 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2013 were previously sent to shareholders. Both reports are available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:

Pacific Life’s Annuity Contract Owners: 1-800-722-4448

Pacific Life’s Annuity Financial Professionals: 1-800-722-2333

Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787

PL&A’s Annuity Contract Owners: 1-800-748-6907

PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLifeAndAnnuity.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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